Exhibit 21.0

List of Subsidiaries

Registrant: Polonia Bancorp

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Polonia Bank	100%	United States

Polonia Bank Mutual Holding Company(1)	100%	Delaware

Community Abstract Agency(1)	100%	Pennsylvania

(1)     Wholly owned subsidiary of Polonia Bank.